Exhibit 99.1

Nexeo Solutions Announces Successful Completion of Ultra Chem Acquisition
THE WOODLANDS, Texas, April 03, 2017 - Nexeo Solutions, Inc. (NASDAQ:NXEO), a leader in chemicals distribution, announced that it has successfully completed the acquisition of Ultra Chem, S. de R.L. de C.V. (“Ultra Chem”), a specialty chemicals distribution business based in Mexico City, Mexico. This acquisition expands Nexeo Solutions’ presence in specialty chemicals in Mexico and Latin America.
“This acquisition creates meaningful value for our customers, suppliers and shareholders,” said Nexeo Solutions’ President and CEO, David Bradley. “With the strength of our platform and the addition of Ultra Chem’s capabilities, we have the portfolio and resources necessary to drive growth in Mexico.”
Aligned with Nexeo Solutions' M&A objectives, Ultra Chem is a strong cultural fit with a leading market position and technical sales force. The acquisition improves overall specialty mix, introduces food and beverage as a new end market and expands Nexeo Solutions’ presence with specialty chemicals in Mexico and Latin America. Following the close of this transaction, operations will continue out of Ultra Chem's existing facilities.

About Nexeo Solutions, Inc.
Nexeo Solutions is a leading global chemicals and plastics distributor, representing products from world-class producers to a diverse customer base. From product specification to sustainable solutions, the Company goes beyond traditional logistics to provide value-added services across many industries, including chemicals manufacturing, oil and gas, coatings, personal care, healthcare, automotive and 3D printing. The Company leverages a centralized technology platform to identify efficiencies and create solutions to unlock value for suppliers and customers. Learn more at www.nexeosolutions.com.

About Ultra Chem
Founded in 2000 in Mexico, Ultra Chem is a leader in sales, marketing and distribution of specialty chemicals. Ultra Chem offers a comprehensive product portfolio with a focus in various industries: Food and Beverage, Personal and Home Care, Industrial Chemicals, Plastics, Flexible Foam PU, Coatings, Paints, Inks and Adhesives. In 2016, Ultra Chem was listed by ICIS Chemical as one of the Top Distributors in the Industry. Learn more at www.ultrachem.com.mx.

Forward-Looking Statements
This press release contains statements related to Nexeo Solutions, Inc.’s (the “Company”) future plans and expectations and, as such, includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are those statements that are based upon management’s current plans and expectations as opposed to historical and current facts. Although the forward-looking statements contained in this press release reflect management’s current assumptions based upon information currently available to management and based upon that which management believes to be reasonable assumptions, the Company cannot be certain that actual results will be consistent with these forward-looking statements. The Company’s future results will depend upon various risks and uncertainties, including the risks and uncertainties discussed in the Company’s SEC filings, including the sections entitled “Risk Factors” in such SEC filings. The Company does not intend to provide all information enclosed in this press release on an ongoing basis.

For Further Information Please Contact
Investor Relations, Nexeo Solutions
Tel: +1.281.297.0856, Investor.Relations@nexeosolutions.com
Media Relations, Nexeo Solutions
Tel: +1.281.297.0851, Media.Relations@nexeosolutions.com